Exhibit 10.1

STOCK EXCHANGE AGREEMENT

STOCK EXCHANGE AGREEMENT by and between Service Team Inc. a Nevada corporation  (hereinafter sometimes referred to as “Buyer”) and Hallmark Holdings Inc., a Nevada corporation hereinafter sometimes referred to as “Sellers”).

WHEREAS, Hallmark Holdings Inc. owns 25,000 shares of stock of Trade Leasing Inc.,a California corporation, which represents 100 % of the issued and outstanding  shares of the company.

WHEREAS, The Sellers and Buyer deem it advisable for the mutual benefit of Sellers and Buyer that the stock of Trade Leasing Inc. be exchanged for stock of Service Team Inc.

NOW THEREFORE, In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Exchange, and the method of carrying the same into effect, Sellers and Buyer agree as follow.

ARTICLE I
Agreement to Exchange

1.
Seller Hallmark Holdings Inc. agrees to exchange 25,000 common shares of Trade Leasing Inc. for 4,000,000 common shares of Service Team Inc. The exchange  shall be effective on the closing of this transaction as set forth on Article II

ARTICLE II

1.	On June 15, 2013 or as soon as possible there after, the parties to this agreement shall exchange the following documents.
A.	Sellers shall receive Service Team Inc. Stock certificates for the amount specified in Article I
B.	Buyer shall receive Trade Leasing Inc. Inc stock certificates representing 100% ownership in Trade Leasing Inc. as specified in Article I

C.	Seller shall receive a complete release of any and all claims of any kind against Trade Leasing Inc. including loans from Robert L. Cashman.
D.	Hallmark Holdings Inc. and Service Team Inc. hereby agree that this agreement satisfies all obligations between the parties and or Trade Leasing Inc.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, represents and warrants to, and agrees with seller as follows:

1.
Organization and Good Standing, Buyer is a duly incorporated and validly existing corporation in good standing under the laws of Nevada, with all requisite power and authority (corporate and other) to own its properties and conduct its business.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS

Sellers, represents and warrants to, and agrees with seller as follows:

1.
Authorization: Binding Agreement, Seller has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This agreement has been duly and validly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller in accordance with its terms.

2.
Clear Title, Seller warrants: that it has free and clear title to the stock that is the subject of this agreement and at the completion of this transaction Buyer will own the stock free of loans or liens.

ARTICLE V
GENERAL AGREEMENTS

1.
Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonable necessary or useful by counsel for any party hereto.

2.	Costs. All Costa and expenses incurred in connection with this Agreement and the transaction contemplated herby shall be the sole responsibility of Buyer.
3.
Survival of representations and Warranties.                                                                                All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered prior to the Closing Date shall survive the consummation of the Exchange.

4.
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have given duly given if delivered by messenger, transmitted by fax of telegram or mailed by registered or certified mail, postage paid, as follows:

If to Buyer:
Service Team Inc.
18482 Park Villa Place
Villa Park, California 92861

If to Seller:
Hallmark Holdings Inc.
3020 Kips Korner Road
Norco, California 92860

The date of any such notice shall be the date hand-delivered or otherwise transmitted or mailed.

5.
Amendment.   This Agreement (including the documents and instruments referred to herein or therein)  (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and(c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by California Law at any time, by an agreement in writing executed to do so by the Board of Directors of Seller and Buyer

6.
Waiver.  At anytime prior to the Closing Date, the parties hereto may (a) extend the time for performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing or waive signed on behalf or such party.

7.	Brokers. Seller and Buyer represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this transaction.
8.
Publicity.  So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or their announcement with respect to the Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

9.	Headings. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
10.	Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and is enforceable by the respective successors and assigns of the parties hereto.
11.	The Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the 5st. of June 2013

SELLER:	BUYER:
By: /s/ Karen Fowler Karen J Fowler, President	By: /s/ Carlos Arreola Carlos Arreola, President